EXHIBIT 10(iii)(A)

Description of Performance Objectives
To be Used To Determine 2007 Management Incentive Compensation Awards

On March 28, 2007, the Compensation Committee (the “Committee”) of the Board of Directors of The Interpublic Group of Companies Inc. (“Interpublic”) established the performance objectives that will be used to determine 2007 management incentive compensation awards (“MICP Awards”) payable in 2008 to the named executive officers of Interpublic under Interpublic’s 2006 Performance Incentive Plan (filed as Appendix A to Interpublic’s 2006 proxy statement on April 27, 2006 and incorporated by reference as Exhibit 10(iii)(F) to Interpublic’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, filed on August 9, 2006) (the “2006 PIP”).

Pursuant to the 2006 PIP, the Committee is authorized to grant MICP Awards based on the achievement of performance objectives relating to one or more of the “Performance Criteria” (as defined in the 2006 PIP). The Committee has determined that the applicable Performance Criteria for 2007 will be operating income before impairments, litigation settlements and other non-operating items for the 2007 fiscal year. Depending on actual performance in 2007, an executive officer’s 2007 MICP Award could range from zero to 200% of his or her target bonus. The Committee will determine the form and timing of MICP Awards based on the Committee’s judgment regarding Interpublic’s and the executive officer’s performance in 2007 against the performance objectives. As contemplated by the 2006 PIP, in no event will any executive officer’s MICP Award exceed $5,000,000.